Rule 424(b)(3)
                                       Registration Statement No. 333-74095

Pricing Supplement No. 4
Dated April 12, 2000

(To Prospectus dated March 19, 1999 and
Prospectus Supplement dated March 19, 1999)


                  INTERNATIONAL LEASE FINANCE CORPORATION

                              $750,000,000
                        Medium-Term Notes, Series K

Principal Amount: $25,000,000

Issue Price: $25,000,000

CUSIP: 45974VWS3

Settlement Date:        April 17, 2000

Stated Maturity (date): April 17, 2001

Interest Rate: 6.69%

Overdue Rate (if any): Not applicable

Redeemable by the Company on or after: Not applicable

Repayable at the option of the holder on: Not applicable

Optional Reset Dates: Not applicable

Extension Periods: Not applicable

Final Maturity: Not applicable

Repurchase Price (for Original Issue Discount Notes): Not applicable

Type of Note (check one):
      Book-Entry Note  _X___
      Certificated Note____

Other Provisions: